Exhibit 5.1

ONE SHELL PLAZA	ABU DHABI
910 LOUISIANA	AUSTIN
HOUSTON, TEXAS	BEIJING
77002-4995	DALLAS
TEL +1 713.229.1234	DUBAI
FAX +1 713.229.1522	HONG KONG
www.bakerbotts.com	HOUSTON
LONDON
MOSCOW
NEW YORK
PALO ALTO
RIYADH
WASHINGTON
March 5, 2010
PostRock Energy Corporation
210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102
Ladies and Gentlemen:
          As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by PostRock Energy Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to 1,484,447 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company, certain legal matters with respect to the Shares are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.
          As of the effective time (the “Effective Time”) of the transactions proposed to be consummated on the date hereof (the “Recombination”) pursuant to and in accordance with the Agreement and Plan of Merger, dated as of July 2, 2009 and amended as of October 2, 2009 (as amended, the “Merger Agreement”), by and among the Company, Quest Resource Corporation (“QRCP”), Quest Energy Partners, L.P. (“QELP”), Quest Midstream Partners, L.P. (“QMLP”), Quest Energy GP, LLC, Quest Midstream GP, LLC, Quest Resource Acquisition Corp., Quest Energy Acquisition, LLC, Quest Midstream Holdings Corp. and Quest Midstream Acquisition, LLC, the Shares will include, without limitation, up to (i) 850,000 Shares (the “LTIP Shares”) reserved for issuance pursuant to the PostRock Energy Corporation 2010 Long-Term Incentive Plan (the “Company LTIP”); (ii) 38,525 Shares (the “Option Shares”) issuable pursuant to options to purchase 670,000 shares of common stock, par value $0.001 per share, of QRCP (“QRCP Common Stock”) to be assumed by the Company in the Recombination, which will be converted at the Effective Time into options to purchase Shares (collectively, the “Company Options”), of which options to purchase 17,825 Shares were originally granted under the Quest Resource Corporation 2005 Omnibus Stock Award Plan (the “QRCP Plan”); and (iii) 595,922 Shares (the “Outstanding Award Shares”) issuable pursuant to outstanding restricted stock or bonus share awards of QRCP Common Stock, restricted awards of QELP common units and restricted awards of QMLP common units originally granted by QRCP under the QRCP Plan, by QELP under the Quest Energy Partners, L.P. Long-Term Incentive Plan (together with the QRCP Plan, the “Predecessor Plans”) and by QMLP, respectively, to be assumed by the Company in the Recombination, which will be converted at the Effective Time into restricted share or bonus share awards, as applicable, with respect to Shares (collectively, the “Outstanding Awards”).
          In connection with this opinion, we have examined originals, or copies certified or otherwise identified, of the certificate of incorporation and bylaws of the Company, each as amended to date, the form of restated certificate of incorporation and bylaws of the Company to

PostRock Energy Corporation	- 2 -	March 5, 2010
be in effect as of the Effective Time, the Merger Agreement, corporate records and documents of the Company, including minute books of the Company, as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates and other representations of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained therein or covered thereby. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.
          In rendering this opinion, we have assumed that, immediately prior to the Effective Time, QRCP will be duly organized and validly existing in good standing under the laws of the State of Nevada and that all options, restricted awards and bonus awards outstanding immediately prior to the Effective Time and assumed by the Company in the Recombination have been duly authorized and validly granted by all requisite action on the part of QRCP, QELP and QMLP, as applicable. In addition, we have assumed that the consideration received by the Company for the Shares will not be less than the par value of the Shares.
          On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:
     1. When originally issued by the Company pursuant to the provisions of the Company LTIP following due authorization of a particular award thereunder by the Board of Directors of the Company or a duly constituted and acting committee thereof (the “Board”) as provided in and in accordance with the Company LTIP, the LTIP Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Company LTIP and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board as provided therein, and, in the case of stock options, the exercise thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.
     2. The Option Shares subject to original issuance by the Company pursuant to the Company Options have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of the Option Shares from time to time pursuant to the terms of a particular Company Option for the consideration established pursuant to the terms thereof and otherwise in accordance with the terms and conditions thereof and, if applicable, the QRCP Plan, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board as

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provided therein, and the exercise thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.
     3. The Outstanding Award Shares subject to original issuance by the Company pursuant to the Outstanding Awards have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Shares from time to time pursuant to the terms of a particular Outstanding Award for the consideration established pursuant to the terms thereof and otherwise in accordance with the terms and conditions thereof and, if applicable, the Predecessor Plan under which such Outstanding Award was granted, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board as provided therein, such Shares will be validly issued, fully paid and nonassessable.
          The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware.
          We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Baker Botts L.L.P.
TRF/SMF